EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

PROVIDES UPDATE ON OIL AND GAS OPERATIONS AND ANNOUNCES
ATTENDANCE AT 27th ANNUAL ROTH CONFERENCE

Company Commences Excelyte™ Well Maintenance Treatments on 26 New Oil Wells

LITTLE RIVER, S.C., March 5, 2015 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it is currently providing Excelyte well maintenance treatments on 106 oil wells. The oil wells being treated are located in the Uinta Basin in Utah and in the Permian Basin in New Mexico. The Company has commenced Excelyte well maintenance treatments on approximately 26 new oil wells since it last provided an update on its oil and gas operations on February 2, 2015. The Company’s progress in addressing environmental concerns in the oil and gas industry was recently highlighted by the Abraham Energy Report, edited by former U.S. Secretary of Energy Spencer Abraham.

In addition, the Company announced that David R. LaVance, the Company’s President and Chief Executive Officer, and Thomas S. Gifford, the Company’s Executive Vice President and Chief Financial Officer, have been invited to attend the 27th Annual Roth Conference from Monday, March 9, 2015 through Wednesday, March 11, 2015. Mr. LaVance and Mr. Gifford will be available for meetings to provide an overview of the Company's operations, recent developments, and growth initiatives.

Mr. LaVance, commented, “As we continue to increase the number of oil wells receiving Excelyte well maintenance treatments, we add recurring revenue which moves us closer to becoming a profitable company.” He added that, “Attending the 27th Annual Roth Conference provides us an excellent venue to discuss our business with a large array of potential investors and companies with synergistic products and services.”

The Company believes that Excelyte reduces the level of hydrogen sulfide gas in oil wells faster than competing products, primarily due to Excelyte’s ability to rapidly kill sulfate-reducing bacteria. The Company also believes that Excelyte kills bacteria that corrode well equipment and well linings, which should lower well repair costs for oil producers. Further, Excelyte is easier to administer and more environmentally friendly than competing products due to its naturally occurring properties.

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte acts as a hydrogen sulfide scavenger and as a biocide that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s down-hole well maintenance operations consist of treating oil production wells that test positive for hydrogen sulfide with regularly scheduled applications of Excelyte.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The Company’s EcaFlo equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com

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